EXHIBIT 10.8
TERMINATION AGREEMENT
          THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of the last date set forth on the signature page, and is made effective as of May 6, 2011 (the “Effective Date”), by and between Mindspeed Technologies, Inc., a Delaware corporation, located at 4000 MacArthur Boulevard, East Tower, Newport Beach, CA 92660 (“Company”) and Bret W. Johnsen (“Employee”).
Employee is and has been employed by Company. In consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, both parties agree as follows:
1.	Resignation. As of the Effective Date, Employee hereby resigns his position as an officer of Company and as a director or officer in each of Company’s subsidiaries for which he holds an office or offices (other than Mindspeed Technologies India Private Ltd.).

2.	Unpaid Leave of Absence. At the close of business on the Effective Date, Company will place Employee on an unpaid leave of absence through the close of business on August 12, 2011 (the “Termination Date”). During the unpaid leave of absence, Employee will not accrue vacation, nor will Employee be eligible for participation in any of Company’s welfare plans. Employee acknowledges that he is not owed any further payment as a result of his employment by Company other than what is provided in this Agreement.

3.	Termination of Agreements. The Employment Agreement, dated as of June 12, 2008, by and between Company and Employee and the change of control Employment Agreement, dated as of December 15, 2008, by and between Company and Employee, shall be terminated, and no longer in effect as of the Effective Date.

4.	Consulting Services. Employee shall provide consulting services to Company through the Termination Date, as requested by Company, to support the transition of Employee’s previous duties to designated personnel in Company and to provide assistance in preparation for Company’s May 2011 Board of Directors meeting.

5.	Equity Grants. All of Employee’s equity awards shall continue to vest in accordance with their terms through the Termination Date. Upon the Termination Date, all stock options and shares of restricted stock that have been granted to Employee under any of Company’s stock option plans and which are not vested as of the Termination Date shall immediately expire and shall not be exercisable under any circumstances. Any stock options that are vested as of the Termination Date shall be exercisable for a period of three months after the Termination Date and shall expire at the end of such period if they are not exercised within that period.

6.	No Section 16 Reporting. Employee understands and agrees that, as of the Effective Date, Employee shall no longer be a Section 16 officer of the Company and all such reporting by the Company on Employee’s behalf shall cease.

7.	No Solicit — No Hire Promise. Employee agrees, for a period of one year beginning on the Effective Date, that he will not, either directly or through others, solicit, raid or attempt to solicit any employee of Company to terminate his or her relationship with the Company in order to become an employee to or for any other person or entity. In addition, Employee promises not to hire any person who, as of the Effective Date, is a member of Company’s Finance, Legal,

Investor Relations or Information Technology Organizations. Employee further agrees that if the no solicit — no hire promise is breached, Employee will compensate Company for such breach by paying to Company a sum equal to the gross proceeds derived by Employee on Company equity transactions, either exercise of stock options and/or a restricted stock vesting event, which were transacted after the Effective Date.

8.	Confidential Information. Employee agrees not to use or disclose any confidential or proprietary information belonging to Company unless the information becomes publicly or generally known. Employee agrees that anything possessed by him that discloses or embodies such information will be delivered to Company prior to his leaving its employ. Employee agrees not to disclose information concerning the work-in-progress at Company to anyone not authorized to receive it. Employee and Company agree that confidential or proprietary information includes but is not limited to customer lists, employee lists, internal Company telephone, electronic and other employee contact information, Company’s methods of doing business, including business plans and strategies, pricing plans and strategies, Company’s products and services, including inventions and ideas, technical data, designs, know-how and negative know-how, software programs, projects, contemplated projects, research and any other information that is not generally known to competitors or to the general public.

9.	Breach or Misrepresentation. In the event of any breach by Employee of any provision of this Agreement, Company shall be entitled to seek a decree of specific performance against Employee. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which Company may be entitled.

10.	General Release. Employee hereby voluntarily, knowingly and willingly waives, acquits, releases and forever discharges Company and each of its former, current and future employees, officers, directors, agents, shareholders, joint venturers, representatives, attorneys, insurers, related entities, assigns, successors, predecessors, affiliates, owners, and all persons acting by, through, under or in concert with any of them (hereinafter collectively “Releasees”), from any and all claims, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including back wages, and attorneys’ fees and costs actually incurred) of any nature whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, in law or in equity, suspected or unsuspected, which Employee may have had or claim to have had, now have or claim to now have, or hereafter may have or may claim to have, against the Releasees (collectively “Claims”), including, but not limited to, rights arising out of alleged violations of any contract, express or implied (including but not limited to, any contract of employment, partnership, independent contractor, fiduciary, special or confidential relationship); any covenant of good faith and fair dealing (express or implied); any tort, including fraud and deceit, negligent misrepresentation, promise without intent to perform, conversion, breach of fiduciary duty, defamation, libel, slander, invasion of privacy, negligence, intentional or negligent infliction of emotional distress, malicious prosecution, abuse of process, intentional or negligent interference with prospective economic advantage, and conspiracy; any “wrongful discharge” and “constructive discharge” claims; any claims relating to any breach of public policy; any violations or breaches of corporate by-laws; any employment related discrimination or harassment claims under the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Family Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act, the California Constitution, the California

Labor Code or under common law, which against any or all of them Employee ever had, now has or hereinafter may have, up to and including the date of Employee’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Employee’s employment at Company or the termination of that employment. This also includes, but is not limited to, a release of any rights or Claims Employee may have under any other federal, state or local laws or regulations prohibiting employment discrimination. Furthermore, this includes a release by Employee of any Claims under any state Workers’ Compensation laws.

11.	Section 1542.In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits granted to him under Section 1542 of the California Civil Code (or any similar rights granted under other federal, state, or local law, regulation, statute or judicial doctrine of the United States) which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
12.	Unknown or Future Claims. Notwithstanding the provisions of California Civil Code Section 1542, and for the purpose of implementing a full and complete release and discharge of Releasees, Employee expressly acknowledges that it is a condition hereof, and it is Employee’s intention in the execution of the General Release in Section 10, above, that the same shall be effective as a bar to each and every Claim hereinabove specified, and each and every Claim that he does not know or suspect to exist in his favor at the time of his signature on this Agreement, and that this Agreement will extinguish any such Claims.

13.	Miscellaneous:
a.	Employee represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any Claim or other matter herein released. Employee agrees to indemnify Company and anyone else herein released and hold them harmless against any claims, costs or expenses, including, without limitation, attorneys’ fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer of assignment or purported transfer or assignment.

b.	In the event that any party pursues litigation to remedy any breach of this Agreement by any other party, the prevailing party shall be entitled to recover from the losing party the reasonable costs and attorneys’ and experts’ fees the prevailing party incurs with such litigation, in addition to any other legal and/or equitable relief to which the prevailing party may be entitled.

c.	Employee acknowledges that: (i) he has been advised to consult with an attorney regarding any potential claims as well as the terms and conditions of this Agreement prior to signing this Agreement; (ii) he fully understands the terms of this Agreement including, without limitation, the significance and consequences of the releases specified in Sections 10, 11 and 12 above; (iii) he is executing this Agreement in exchange for consideration in addition to anything of value to which he is already entitled; and (iv) he is fully satisfied with the terms of this Agreement. Employee also acknowledges, understands and agrees that this Agreement is voluntarily entered into by him in consideration of the undertakings by Company as set forth herein, is the entire agreement between him and Company relating to his employment and layoff, and is consistent in all respects with the discussions by Company personnel with him relating thereto. With the exception of any prior executed non-disclosure of confidential/trade secret information, conflict of interest, non-solicitation and invention agreements between Employee and Company, this Agreement supersedes any and all agreements entered into by and between Employee and Company and/or its affiliates where such other agreement may conflict with this Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Employee and a duly authorized representative of Company

d.	Should any provision or term, or part of a provision or term, of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, provision or terms shall not be affected thereby and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

e.	This Agreement shall be governed by, subject to, and construed in accordance with the laws of the State of California, United States, without regard to the choice or conflict of law provisions thereof. Each party consents to the exclusive jurisdiction and venue of the state and federal courts sitting in Orange County, California.

f.	Company and Employee acknowledge and agree that pursuant to the Older Workers’ Benefit Protection Act: (i) Employee will have twenty-one (21) days from the receipt of this Agreement in which to consider its terms (including, without limitation, Employee’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it; (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; (iii) Employee will have seven (7) days after his execution of this Agreement in which to revoke his acceptance of this Agreement, in which event a written notice of such revocation must be received by the Company, on or before the seventh (7th) day; and (iv) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of this Agreement by Employee.

g.	Nothing contained in this Agreement nor the fact that the parties sign this Agreement shall be considered as an admission of any type by either party.
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     IN WITNESS HEREOF, this Agreement is duly executed and delivered by the parties hereto in Newport Beach, CA.

MINDSPEED TECHNOLOGIES, INC.		BRET W. JOHNSEN

By:	/s/ Allison K. Garcia	/s/ Bret W. Johnsen

	Allison K. Garcia	Bret W. Johnsen

Title: Senior Vice President, Human Resources

Date:	May 5, 2011	Date:	May 5, 2011